Exhibit 10.1

WHITE RIVER CAPITAL, INC.

DIRECTORS STOCK COMPENSATION PLAN

Amended as of May 6, 2010

1.           Purpose.  The purpose of this Plan is to provide for greater ownership of the Common Shares of White River Capital, Inc. by Directors of the Corporation in order to provide Directors with a more direct and proprietary interest in the welfare and success of the Company and its subsidiaries and to encourage their continuation as Directors.

2.           Definitions. The following terms shall have the meanings hereinafter set forth:

(a)	“Affiliate” means a business entity that is a subsidiary of the Company.

(b)	“Board of Directors” means the board of directors of the Company as it shall exist from time to time.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Common Shares” means the Common Stock, without par value, of the Company.

(e)	“Company” means White River Capital, Inc., an Indiana corporation.

(f)
“Determination Date” for a Plan Year, commencing with the 2006 Plan Year means the third business day following the first public release (by press release or SEC filing) by the Company of annual consolidated financial information for the Plan Year; provided that the Determination Date for a Plan Year shall not be later than March 15 of the immediately subsequent Plan Year.

(g)	“Director Fees” means the total fees payable to a Director for service as a Director as determined by the Board of Directors from time to time.

(h)	“Fair Market Value” shall mean, as of any date, the value of one share of Common Stock determined as follows:

If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

If the Common Stock is regularly quoted by one or more recognized securities dealers but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock quoted by such recognized securities dealer(s) on the last market trading day prior to the day of determination; or

In the absence of an established market for the Common Stock, its Fair Market Value shall be determined by the Administrator in any reasonable manner including, for example, the valuation method described in § 20.2031-2 of the regulations promulgated pursuant to the Code.

(i)	“Director” means any member of the Board of Directors of the Company.

(j)	“Plan” means this White River Capital, Inc. Directors Stock Compensation Plan.

(k)
“Plan Committee” means the individual or group of individuals appointed by the Board of Directors as the committee responsible for administration of the Plan, initially, the Chief Financial Officer of the Corporation.

(l)	“Plan Year” means the twelve month period commencing on January 1 and ending on December 31 of each year or such other dates as may be established by the Plan Committee from time to time.

3.           Administration. The Plan shall be administered by the Plan Committee. The Plan Committee shall have the power to interpret and construe the provisions of the Plan, and its interpretations and constructions shall be final and binding. The Plan Committee may prescribe, amend and rescind rules and regulations relative to the Plan or its construction or interpretation.  The initial Plan Committee shall have one member, who shall be the Chief Financial Officer of the Company.  The Plan Committee shall not be liable for any action or determination made in good faith.

4.           Participation. Each incumbent Director shall be eligible to participate in the Plan; provided, that no Director shall be eligible to receive Common Shares under the Plan if, as after such receipt, (i) such Director would hold economic ownership of more than 4.9% of the outstanding Common Shares and (ii) such Director was not (prior to September 1, 2005) already deemed a 5% shareholder of the Company for purposes of determining the availability of net operating loss carryforwards under Section 382 of the Code.

5.           Shares. The shares to be issued pursuant to the Plan shall be the Company’s authorized but unissued Common Shares. The total number of the Common Shares that may be issued under the Plan shall not exceed one hundred thousand (100,000) shares in the aggregate, subject to adjustment in accordance with the provisions set forth in paragraph 6(f) hereof. In the event any Common Shares issuable pursuant to the Plan revert to the Company for any reason during the term of this Plan, those Common Shares may again be issued under the Plan.  During the term of the Plan, the Company shall reserve and keep available a sufficient number of Common Shares to satisfy its obligations hereunder.

6.           Operation of the Plan. The Plan shall operate in accordance with and subject to the following terms and conditions:

(a)
Director Compensation with Common Shares. Fifty percent (50%) of total Director Fees payable to each Director eligible to participate in the Plan under Section 4 shall be paid in the form of Common Shares, subject to the terms and conditions of this Plan.

(b)
Determination of Number of Common Shares. The number of Common Shares to become issuable to an eligible Director as of a Determination Date shall be the largest number of whole shares resulting from the division of (i) the dollar amount of the Director Fees to be paid in the form of Common Shares under paragraph 6(a), by (ii) Fair Market Value of one Common Share on the Determination Date.  No fractional shares shall be issued under the Plan and cash shall be paid in lieu thereof based upon the Fair Market Value of one Common Share.

(c)	Issuance of Certificates and Delivery to Directors.

(i)
As soon as practicable after the Determination Date following each Plan Year, and no later than is necessary to avoid such payment being subject to Section 409A of the Code, the Company shall issue, in the name of each eligible Director entitled thereto with respect to Director Fees payable for that Plan Year, a share certificate with respect to the number of Common Shares determined in the manner provided in this Plan.

(ii)	If requested by an eligible Director in writing prior to the payment date, share certificate(s) may be issued jointly to the Director and any other person or persons.

(d)
Proration.  If an eligible Director serves as a Company Director for less than a full Plan Year, then Common Shares payable based on Director Fees that would have been earned had the Director been incumbent for the full Plan Year shall be prorated so that the number of Common Shares issuable shall be determined based on the portion of the Plan Year during which the Director was incumbent relative to the full Year.

(e)
Special Provision for 2005.  Notwithstanding any provision of this Section 6 to the contrary, with respect to the 2005 Plan Year, on the date this Plan is adopted by the board of directors, each eligible Director shall become entitled, as compensation under this Plan for director services during 2005, $7,880.43 divided by the Fair Market Value of one Common Share on the date of such adoption (representing the proration of $20,000 annual compensation initially expected to be payable in shares, for the period of calendar 2005 following consummation of the Company’s share exchange transaction with Union Acceptance Corporation).  The Plan Committee shall determine the number of such shares so issuable and arrange for issuance of such shares, subject to compliance with Section 6(h), including filing of a registration statement with respect to the shares issuable under the Plan with the Securities and Exchange Commission.

(f)
Recapitalization. The aggregate number of Common Shares which may be issued hereunder, and the number of Common Shares subject to issuance, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Common Shares resulting from a subdivision or consolidation of shares of the Company or any other capital adjustment of the Company, the payment of a share dividend, a share split or any other increase or decrease in the Common Shares effected without receipt of consideration by the Company.

(g)	Nonassignability. No right to receive shares pursuant to this Plan shall be assignable or transferable except by will or under the laws of descent and distribution.

(h)
Issuance of Shares and Compliance with Securities Laws. The Company may postpone the issuance and/or delivery of certificates representing Common Shares until (i) the admission of such shares to listing on any stock exchange on which shares of the Company of the same class are then listed or the admission of such shares for quotation in any automated inter-dealer quotation system in which such shares are then quoted and (ii) the completion of such registration or other qualification of such shares under any state or Federal law, rule or regulation or the rules and regulations of any exchange upon which the Common Shares are traded as the Company shall determine to be necessary or advisable, which registration or other qualification the Company shall use its best efforts to complete. Any person acquiring Common Shares pursuant to the Plan may be required to make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the existence or non-existence with respect to such shares of an effective registration under the Securities Act of 1933, as amended, or any similar state statute, to issue the shares in compliance with the provisions of those or any comparable acts. Certificates representing Common Shares issued pursuant to the Plan may bear such legends or other statements concerning restrictions on the transferability of the shares as the Company may determine to be necessary or advisable to comply with applicable securities laws.

(i)	Rights as a Shareholder. An eligible Director shall have no rights as a shareholder with respect to Common Shares issuable under the Plan until the date of issuance of a certificate representing those shares after the applicable Determination Date. Upon the issuance of a certificate, the shares represented thereby shall be fully paid and nonassessable Common Shares of the Company, the Director shall have the power to vote those Common Shares on all matters presented to a vote of the shareholders of the Company and shall be entitled to receive all dividends and other distributions declared or paid by the Company with respect thereto. No adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

7.           Term of Plan.  The Plan shall become effective as of September 1, 2005.  The Plan shall terminate on December 31, 2015, or on such earlier date as the Board of Directors may determine. No Common Shares shall be issued under the Plan after the termination date.

8.           Amendment of the Plan. The Board of Directors may from time to time, alter, amend, suspend or discontinue the Plan, provided, that no such change shall affect any Common Shares for which certificates have been issued under the Plan without the consent of the Director to whom such shares have been issued.

9.           No Right to Reelection as a Director. Neither the adoption of the Plan, the issuance of any Common Shares hereunder, nor any other action taken relating to the Plan shall impose any obligation on the Company or any Affiliate or shareholder or the Board of Directors to nominate any Director for reelection as a director by the shareholders of the Company or any Affiliate.

10.           Withholdings. The Company shall have the right to require a Director to remit to the Company amounts sufficient to satisfy any applicable withholding requirements set forth in the Code, or under state or local law relating to Common Shares issued to that Director. The Company shall have the right, to the extent permitted by law, to deduct from any payment of any kind otherwise due to an Director who receives Common Shares under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of those Common Shares. Prior to an applicable Determination Date, Director may elect to reduce the number of Common Shares to be received by the Director under the Plan in order to satisfy any federal, state or local withholding obligation.

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